Exhibit 99.1

EQT Reports Third Quarter 2012 Earnings

Production sales volume up 33% -- with a 2013 forecast of 30% sales volume growth

PITTSBURGH--(BUSINESS WIRE)--October 25, 2012--EQT Corporation (NYSE:EQT) today announced third quarter 2012 earnings of $31.9 million, or $0.21 per diluted share; compared to third quarter 2011 earnings of $67.6 million, or $0.45 per diluted share, excluding a gain on the sale of the Big Sandy pipeline. Third quarter 2012 earnings were negatively impacted by $0.03 in earnings per diluted share (EPS), from the resale of unused transmission capacity at prices below the contracted price. For the first time, the Company recorded a $4.8 million reduction in net income, or $0.03 in EPS, attributable to non-controlling interests in EQT Midstream Partners, LP. Operating cash flow was $176.2 million in the third quarter 2012, compared to $191.1 million for the third quarter of 2011. Cash flow per share was $1.18 in the third quarter 2012, compared to $1.28 in the third quarter 2011.

EQT’s third quarter 2012 operating income was $85.8 million, compared to third quarter 2011 operating income of $134.8 million, excluding the Big Sandy gain. During the quarter, revenue from production and midstream sales volume growth was more than offset by a $44.3 million increase in depreciation, depletion and amortization expenses; as well as a 23% reduction in average wellhead sales prices to EQT Corporation. The 2011 results excluding the Big Sandy gain are non-GAAP financial measures and are reconciled in the Non-GAAP Disclosures section of this press release.

Highlights for the third quarter 2012 vs. third quarter 2011; and quarter-over-quarter 2012:

  Production sales volumes were 33% higher, and 12.5% sequentially;
  Marcellus production sales volumes were 85% higher, and 27% sequentially;
  Midstream gathered volumes were 30% higher, and 12% sequentially; and
  EQT average wellhead sales price was 23% lower.

Additional Highlights:

  Increased 2012 production sales volume guidance to 257 Bcfe; and
  Initiated 2013 production sales volume guidance of 335 Bcfe, a 30% increase over 2012

RESULTS BY BUSINESS

EQT Production

Driven by drilling in the Marcellus Shale, EQT Production achieved sales volumes of 68.2 Bcfe in the third quarter 2012, which was 33% higher than the third quarter 2011 and 12.5% higher quarter-over-quarter 2012. Sales volumes from the Marcellus averaged 451 MMcfe per day for the third quarter 2012, up from 243 MMcfe per day in the third quarter 2011, an 85% increase. The Company is increasing its full-year 2012 sales volume guidance to 257 Bcfe, 32% higher than 2011, and is initiating preliminary 2013 volume guidance of at least 335 Bcfe, 30% higher than 2012 forecasted volumes. The Company will provide more detailed guidance with the announcement of its 2013 capital budget in December.

Operating income for EQT Production was $38.3 million in the third quarter of 2012, compared to $98.9 million in the same period last year, while revenues for the quarter were $195.3 million, $12.2 million lower than the third quarter 2011. There was a 33% increase in sales volumes for the quarter; which was more than offset by a $1.17 per Mcfe decrease in realized price. The lower realized price resulted from a 33% decrease in average NYMEX natural gas price on our unhedged volumes, and a 40% decrease in average natural gas liquids price. Natural gas hedges contributed $75.1 million to revenues during the quarter. The Company realized an increase of $1.10 per Mcfe, due to its natural gas hedges, and a $0.66 per Mcfe premium over NYMEX natural gas prices resulting from production from its liquids rich acreage. EQT Production’s sales volumes consisted of approximately 5% NGLs and oil, excluding ethane. Revenues, however, were reduced by $5.0 million due to selling unused transmission capacity that was not under long-term resale agreements, at prices lower than paid by EQT, in turn reducing the realized price by $0.07 per Mcfe.

For the third quarter 2012, operating expenses for EQT Production were $156.8 million, $48.2 million higher than the same quarter last year. Depreciation, depletion and amortization expenses were $41.3 million higher, primarily due to an increase in produced volumes and a higher unit depletion rate, which averaged $1.54 in the quarter. Other operating expenses were $6.9 million higher, consistent with the sales volume growth during the quarter. Per unit lease operating expense (LOE), excluding production taxes, decreased 18% to $0.18 per Mcfe.

The Company drilled (spud) 30 gross wells in the Marcellus Shale during the third quarter 2012, with an average length of pay of 5,840 feet. The Company drilled 100 Marcellus wells through the first three quarters and is on track to drill 132 wells in 2012.

EQT Midstream

EQT Midstream’s third quarter 2012 operating income was $51.0 million, $9.3 million higher than the third quarter of 2011, excluding the Big Sandy gain. Net gathering revenues increased 22% to $77.0 million in the third quarter 2012, primarily due to a 30% increase in gathered volumes. Transmission revenues for the third quarter 2012 increased by $8.2 million, or 45%, from capacity charges associated with Equitrans expansion projects, including the Sunrise Pipeline, which was completed in July 2012. Net storage, marketing and other operating revenues totaled $5.4 million, a $7.0 million decrease, or $0.04 in EPS, due to unrealized losses on derivatives and inventory and lower liquids pricing. The Company expects that net storage, marketing and other operating revenues will total approximately $45 million in 2012.

Total operating expenses for EQT Midstream during the quarter were $57.9 million, $5.6 million higher than the same quarter last year, consistent with the growth of the business. Per unit gathering costs decreased 27% to $0.24 per Mcfe.

Distribution

Distribution had third quarter 2012 operating income of $0.7 million, compared to $2.5 million for the same period in 2011. Net operating revenues for the third quarter 2012 were $1.6 million lower primarily due to a favorable change in estimated recoverable costs during the third quarter of 2011. Operating expenses were flat year-over-year.

OTHER BUSINESS

EQT Midstream Partners, LP (NYSE:EQM)

On July 2, 2012, EQT Midstream Partners completed its initial public offering (IPO) of 14,375,000 common units at $21.00 per common unit. EQT received $231 million cash after the IPO, and retained a 57.4% limited partner interest in the partnership and a 2% general partner interest. For tax purposes, as a result of the IPO, EQT recognized a gain of approximately $110 million which results in additional cash taxes for 2012 of approximately $13.2 million. EQT Midstream Partners results are consolidated in EQT Corporation’s results; and EQT Corporation recorded a $4.8 million reduction in net income, or $0.03 of EPS, attributable to non-controlling interest in the quarter. EQT Midstream Partners’ results were released today and are available at www.eqtmidstreampartners.com. EQT Midstream Partners’ earnings were ahead of plan and its adjusted EBITDA and distributable cash flow forecasts for the 12 months ending June 2013 were increased.

EQT Midstream Partners announced its first quarterly cash distribution of $0.35 per unit for the third quarter of 2012. The distribution will be paid on November 14, 2012 to all unit holders of record at the close of business on November 5, 2012.

Hedging

The Company added to its hedge position for the remainder of 2012 through 2015. The Company does not hedge produced liquids. The Company’s total natural gas hedge positions for 2012 through 2015 production are:

	2012**	2013	2014	2015
Swaps
Total Volume (Bcf)	32	108	62	51
Average Price per Mcf (NYMEX)*	$4.71	$4.75	$4.61	$4.70
Collars
Total Volume (Bcf)	5	25	24	23
Average Floor Price per Mcf (NYMEX)*	$6.51	$4.95	$5.05	$5.03
Average Cap Price per Mcf (NYMEX)*	$11.83	$9.09	$8.85	$8.97

* The average price is based on a conversion rate of 1.05 MMBtu/Mcf
** October through December

Operating Income

The Company reports operating income by segment in this press release. Interest, income taxes and unallocated income/(expense) are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs, net of third-party transportation costs.

The following table reconciles operating income by segment, as reported in this press release, to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating income (thousands):
EQT Production	$38,341	$98,936	$116,193	$281,024
EQT Midstream	51,021	221,816	166,907	363,477
Distribution	685	2,463	43,831	64,758
Unallocated expenses	(4,286)	(8,231)	(6,470)	(20,693)
Operating income	$85,761	$314,984	$320,461	$688,566

Unallocated expense is primarily due to certain incentive compensation and administrative costs that differ from budget and are not allocated to the operating segments.

Price Reconciliation

EQT Production's average wellhead sales price is calculated by allocating specified revenues to EQT Midstream for the gathering, processing and transportation of the produced gas. EQT Production’s average wellhead sales prices for the three and nine months ended September 30, 2012 and 2011:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues ($ / Mcfe)
Average NYMEX price	$2.81	$4.19	$2.59	$4.21
Hedge impact	1.10	0.44	1.30	0.42
Average basis	(0.03)	0.08	(0.01)	0.15
Average net liquids revenue	0.66	1.11	0.78	1.12
Average hedge adjusted price	$4.54	$5.82	$4.66	$5.90

Midstream Revenue Deductions ($ / Mcfe)
Gathering to EQT Midstream	$(1.00)	$(1.09)	$(1.04)	$(1.13)
Transportation and processing to EQT Midstream	(0.19)	(0.14)	(0.18)	(0.24)
Third-party gathering, processing and transmission	(0.50)	(0.57)	(0.45)	(0.48)
Total midstream revenue deductions	$(1.69)	$(1.80)	$(1.67)	$(1.85)
Average wellhead sales price to EQT Production	$2.85	$4.02	$2.99	$4.05

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	$1.19	$1.23	$1.22	$1.37
Revenues to EQT Production	2.85	4.02	2.99	4.05
Average wellhead sales price to EQT Corporation	$4.04	$5.25	$4.21	$5.42

Third-party gathering, processing and transmission rates included $0.07 per Mcfe for the third quarter 2012, reducing revenues by $5.0 million due to the sale of unused capacity on the El Paso 300 line that was not under long-term resale agreements, at prices lower than paid by EQT.

Unit Costs

The Company’s unit costs to produce, gather, process, and transport EQT Production’s produced gas:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Production segment costs: ($ / Mcfe)
LOE	$0.18	$0.22	$0.19	$0.21
Production taxes	0.16	0.25	0.17	0.21
SG&A	0.35	0.30	0.36	0.31
	$0.69	$0.77	$0.72	$0.73
Midstream segment costs: ($ / Mcfe)
Gathering and transmission	$0.32	$0.39	$0.34	$0.36
SG&A	0.17	0.18	0.18	0.17
	$0.49	$0.57	$0.52	$0.53
Total ($ / Mcfe)	$1.18	$1.34	$1.24	$1.26

*Excludes the retroactive PA Impact Fee of $0.04 per Mcfe for the nine months ended September 30, 2012, for Marcellus wells spud prior to 2012.

Marcellus Horizontal Well Status (cumulative since inception)

	As of 9/30/12	As of 6/30/12	As of 3/31/12	As of 12/31/11	As of 9/30/11
Wells spud	345	318	281	248	230
Wells online	233	214	186	159	137
Wells complete, not online	27	22	3	22	4
Frac stages (spud wells)*	6,390	5,411	4,747	3,796	3,530
Frac stages online	3,604	3,247	2,749	2,171	1,873
Frac stages complete, not online	622	412	51	331	65

*Includes planned stages for spud wells that have not yet been hydraulically fractured.

NON-GAAP DISCLOSURES

Adjusted operating income, adjusted net income and adjusted earnings per diluted share

Adjusted operating income, adjusted net income and adjusted earnings per diluted share, are non-GAAP financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted operating income, adjusted net income and adjusted earnings per diluted share should not be considered in isolation or as a substitute for operating income, net income or earnings per diluted share. The table below reconciles adjusted operating income, adjusted net income and adjusted earnings per diluted share with operating income, net income and earnings per diluted share, as derived from the statements of consolidated income to be included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012.

Reconciliation of Adjusted Operating Income:

Three Months Ended September 30,
2011
Operating income as reported	$314,984
(Deduct) / add back
Gain on disposition of Big Sandy	(180,143)
Adjusted operating income	$134,841

Reconciliation of Adjusted Net Income and Adjusted Earnings Per Diluted Share:

Three Months Ended September 30,
2011
Net income as reported	$178,914
(Deduct) / add back
Gain on disposition of Big Sandy	(180,143)
Tax impact at 38.2%	68,815
Adjusted net income	$67,586
Diluted weighted average common shares outstanding	150,301
Diluted EPS, as adjusted	$0.45

Operating Cash Flow

Operating cash flow is a non-GAAP financial measure but is presented as an accepted indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT Corporation also includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, and therefore, may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities, as derived from the statement of cash flows to be included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012.

	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands)	2012	2011	2012	2011
Net Income	$36,704	$178,914	$140,185	$388,923
Add back (deduct):
Deferred income taxes	(7,584)	86,392	45,473	190,330
Depreciation, depletion, and amortization	131,611	87,343	354,817	247,627
Gain on disposition of Big Sandy and Langley, net of current taxes		(159,560)		(166,657)
Other items, net	15,429	(1,949)	22,848	(16,911)
Operating cash flow:	$176,160	$191,140	$563,323	$643,312

Add back (deduct):
Changes in operating assets and liabilities	75,371	85,194	106,647	129,794
Current taxes on dispositions of Big Sandy and Langley		(20,583)		(36,271)
Net cash provided by operating activities	$251,531	$255,751	$669,970	$736,835

Adjusted cash flow per share

Adjusted cash flow per share is a non-GAAP financial measure that is presented because it is a capital efficiency metric used by investors and analysts to evaluate oil and gas companies. Adjusted cash flow per share should not be considered in isolation or as a substitute for net cash provided by operating activities or net income per share or as a measure of liquidity.

The table below provides the calculation for adjusted cash flow per share, as derived from the financial statements to be included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012.

	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands)	2012	2011	2012	2011
Operating cash flow (a non-GAAP measure reconciled above)	$176,160	$191,140	$563,323	$643,312
Add back:
Exploration expense	1,163	814	4,878	3,387
Operating cash flow and exploration expense	$177,323	$191,954	$568,201	$646,699

Diluted weighted average common shares outstanding	150,388	150,301	150,270	150,144
Adjusted cash flow per share	$1.18	$1.28	$3.78	$4.31

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses are non-GAAP financial measures that exclude purchased gas costs, but are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost is typically excluded by management in such analysis because, although subject to commodity price volatility, purchased gas cost is mostly passed on to customers and does not have a significant impact on the Company’s earnings. Net operating revenues and net operating expenses should not be considered in isolation or as a substitute for operating revenues or total operating expenses prepared in accordance with GAAP. The table below reconciles net operating revenues to operating revenues and net operating expenses to total operating expenses for the three and nine months ended September 30, 2012 were:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(thousands)	2012	2011	2012	2011
Net operating revenues	$329,663	$328,523	$993,694	$1,013,521
Plus: purchased gas cost	34,394	34,121	158,127	189,609
Operating revenues	$364,057	$362,644	$1,151,821	$1,203,130

Net operating expenses	$243,715	$193,682	$674,156	$527,883
Plus: purchased gas cost	34,394	34,121	158,127	189,609
Total operating expenses	$278,109	$227,803	$832,283	$717,492

Q3 2012 Webcast Information

EQT Corporation will host a live webcast with security analysts today, beginning at 10:30 a.m. Eastern Time. The topic of the webcast will be financial results, operating results and other matters with respect to the third quarter of 2012. The webcast will be broadcast live via EQT’s website, http://www.eqt.com and on its investor page at http://ir.eqt.com. A replay will be available for seven days following the call.

In addition, investor presentations and discussion materials are available via EQT’s website. These materials are updated periodically.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, transmission, and distribution. EQT is the general partner and majority equity owner of EQT Midstream Partners, LP. With more than 120 years of experience, EQT is a technology-driven leader in the integration of air and horizontal drilling. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation on the Internet at www.EQT.com.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a Company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery), that the SEC’s guidelines prohibit us from including in filings with the SEC. This measure is by its nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly is less certain.

The Company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Capital expenditure forecasts do not include capital expenditures for land acquisitions.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling program (including the number, type, feet of pay and, location of wells to be drilled and the conversion of drilling rigs to liquefied natural gas) and transmission and gathering infrastructure programs; monetization transactions, including; asset sales, joint ventures or other transactions involving the Company’s assets; total resource potential, reserves, EUR, expected decline curve, reserve replacement ratio and production and sales volumes and growth rates; internal rate of return (IRR); F&D costs, operating costs, unit costs, well costs and EQT Midstream costs; capital expenditures; capital budget and sources of funds for capital expenditures; financing plans and availability; projected operating revenues and cash flows; hedging strategy; the effects of government regulation; and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2011, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
OPERATIONAL DATA
Average wellhead sales price to EQT Corporation:
Natural gas excluding hedges ($/Mcf)	$2.61	$4.21	$2.44	$4.37
Hedge impact ($/Mcf of natural gas) (a)	$1.16	$0.47	$1.38	$0.46
Natural gas including hedges ($/Mcf)	$3.77	$4.68	$3.82	$4.83

NGLs ($/Bbl)	$31.67	$52.56	$37.97	$52.12
Crude oil ($/Bbl)	$80.25	$81.66	$83.44	$83.52
Total ($/Mcfe)	$4.04	$5.25	$4.21	$5.42
Less revenues to EQT Midstream ($/Mcfe)	$1.19	$1.23	$1.22	$1.37
Average wellhead sales price to EQT Production ($/Mcfe)	$2.85	$4.02	$2.99	$4.05
Average NYMEX natural gas ($/Mcf)	$2.81	$4.19	$2.59	$4.21

Natural gas sales volumes (MMcf)	64,637	48,070	171,763	132,035
NGL sales volumes (MBbls)	853	759	2,490	2,259
Crude oil sales volumes (MBbls)	64	61	192	141
Total production sales volumes (MMcfe) (b)	68,213	51,298	182,280	141,375
Capital expenditures (thousands) (c)	$361,183	$347,645	$1,023,503	$985,171

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands, except per share amounts)
Operating revenues	$364,057	$362,644	$1,151,821	$1,203,130
Operating expenses:
Purchased gas costs	34,394	34,121	158,127	189,609
Operation and maintenance	36,259	35,872	105,464	91,513
Production	23,201	24,908	72,796	60,784
Exploration	1,163	814	4,878	3,387
Selling, general and administrative	51,481	44,745	136,201	124,572
Depreciation, depletion and amortization	131,611	87,343	354,817	247,627
Total operating expenses	278,109	227,803	832,283	717,492
Gain on dispositions	(187)	180,143	923	202,928
Operating income	85,761	314,984	320,461	688,566
Other income	2,988	3,098	12,918	27,948
Interest expense	40,460	32,503	122,341	98,642
Income before income taxes	48,289	285,579	211,038	617,872
Income taxes	11,585	106,665	70,853	228,949
Net income	36,704	178,914	140,185	388,923
Less: Net income attributable to non-controlling interests	4,831	-	4,831	-
Net income attributable to EQT Corporation	$31,873	$178,914	$135,354	$388,923
Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common shares outstanding	149,604	149,441	149,555	149,373
Net income	$0.21	$1.20	$0.91	$2.60
Diluted:
Weighted average common shares outstanding	150,388	150,301	150,270	150,144
Net income	$0.21	$1.19	$0.90	$2.59

(a) All hedges are related to natural gas.

(b) NGLs were converted to Mcfe at the rates of 3.74 Mcfe per barrel and 3.76 Mcfe per barrel based on the liquids content for the three months ended September 30, 2012 and 2011, respectively, and 3.76 Mcfe per barrel based on the liquids content for both the nine months ended September 30, 2012 and 2011. Crude oil was converted to Mcfe at the rate of six Mcfe per barrel for all periods.

(c) Capital expenditures in the EQT Production segment for the nine month period ended 2011 include $92.6 million of liabilities assumed in exchange for producing properties as part of the ANPI transaction.

EQT PRODUCTION

RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
OPERATIONAL DATA
Natural gas, NGL and crude oil production (MMcfe) (a)	68,957	52,456	184,383	145,021
Company usage, line loss (MMcfe)	(744)	(1,158)	(2,103)	(3,646)
Total production sales volumes (MMcfe)	68,213	51,298	182,280	141,375

Average daily sales volumes (MMcfe/d)	741	558	665	518

Sales volume detail (MMcfe):
Horizontal Marcellus Play	41,486	22,401	100,551	56,896
Horizontal Huron Play	8,934	9,815	28,452	30,175
CBM Play	3,282	3,479	9,868	10,254
Other (vertical non-CBM)	14,511	15,603	43,409	44,050
Total production sales volumes	68,213	51,298	182,280	141,375

Average wellhead sales price ($/Mcfe)	$2.85	$4.02	$2.99	$4.05

Lease operating expenses, excluding production taxes (LOE) ($/Mcfe)	$0.18	$0.22	$0.19	$0.21
Production taxes ($/Mcfe)	$0.16	$0.25	$0.17	$0.21
Production depletion ($/Mcfe)	$1.54	$1.23	$1.54	$1.24

Depreciation, depletion and amortization (DD&A) (thousands):
Production depletion	$106,196	$64,742	$283,152	$180,063
Other DD&A	2,008	2,205	6,024	6,617
Total DD&A	$108,204	$66,947	$289,176	$186,680

Capital expenditures (thousands) (c)	$255,223	$255,151	$703,834	$800,029

FINANCIAL DATA (Thousands)
Total operating revenues	$195,289	$207,500	$549,334	$577,352

Operating expenses:
LOE	12,257	11,612	34,991	29,760
Production taxes (b)	10,944	13,296	37,805	31,024
Exploration expense	1,163	814	4,878	3,387
Selling, general and administrative (SG&A)	24,193	15,895	67,214	45,477
DD&A	108,204	66,947	289,176	186,680
Total operating expenses	156,761	108,564	434,064	296,328
(Loss) gain on dispositions	(187)	-	923	-
Operating income	$38,341	$98,936	$116,193	$281,024

(a) Natural gas, NGL and oil production represents the Company’s interest in natural gas, NGL and oil production measured at the wellhead. It is equal to the sum of total sales volumes, Company usage and line loss.

(b) Production taxes include severance and production-related ad valorem and other property taxes. In 2012, production taxes also include the Pennsylvania impact fee of $2.0 million and $13.2 million for the three and nine months, respectively. The production taxes unit rate for the nine months ending September 30, 2012 excludes the impact of $6.7 million for the accrual for pre-2012 Marcellus wells.

(c) Capital expenditures in EQT Production for the nine month period ended 2011 include $92.6 million of liabilities assumed in exchange for producing properties as part of the ANPI transaction.

EQT MIDSTREAM

RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,

	2012	2011	2012	2011
OPERATIONAL DATA
Gathered volumes (BBtu)	87,318	67,304	235,877	188,492
Average gathering fee ($/MMBtu)	$0.88	$0.94	$0.93	$0.97
Gathering and compression expense ($/MMBtu) (a)	$0.24	$0.33	$0.26	$0.30
Transmission pipeline throughput (BBtu)	59,746	38,121	148,870	117,122

Net operating revenues (thousands):
Gathering	$77,034	$63,285	$218,411	$183,523
Transmission	26,563	18,339	71,018	69,294
Storage, marketing and other	5,362	12,380	34,956	45,547
Total net operating revenues	$108,959	$94,004	$324,385	$298,364

Unrealized (losses) gains on derivatives and and inventory (thousands) (b)	$(3,018)	$1,396	$(4,946)	$1,850

Capital expenditures (thousands)	$97,135	$81,227	$296,698	$156,832

FINANCIAL DATA (Thousands)
Total operating revenues	$120,484	$122,614	$362,630	$395,477
Purchased gas costs	11,525	28,610	38,245	97,113
Total net operating revenues	108,959	94,004	324,385	298,364

Operating expenses:
Operating and maintenance (O&M)	25,441	25,348	73,245	59,708
SG&A	15,325	12,890	37,369	35,010
DD&A	17,172	14,093	46,864	43,097
Total operating expenses	57,938	52,331	157,478	137,815
Gain on dispositions	-	180,143	-	202,928
Operating income	$51,021	$221,816	$166,907	$363,477

(a) Gathering and compression expense per unit excludes $7.1 million of favorable adjustments during the nine months ended September 30, 2011 for certain non-income tax reserves.
(b) Included within storage, marketing and other net operating revenues.

DISTRIBUTION

RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

OPERATIONAL DATA
Heating degree days (30 year average: QTD – 114; YTD – 3,649)	115	85	2,836	3,508

Residential sales and transportation volumes (MMcf)	1,266	1,175	12,726	15,893
Commercial and industrial volumes (MMcf)	4,939	4,398	20,051	21,140
Total throughput (MMcf)	6,205	5,573	32,777	37,033

Net operating revenues (thousands):
Residential	$14,221	$13,640	$72,855	$83,736
Commercial & industrial	6,499	6,543	32,182	35,959
Off-system and energy services	4,706	6,837	14,968	18,107
Total net operating revenues	$25,426	$27,020	$120,005	$137,802

Capital expenditures (thousands)	$8,164	$10,149	$21,066	$25,179

FINANCIAL DATA (Thousands)
Total operating revenues	$35,649	$49,175	$219,343	$313,366
Purchased gas costs	10,223	22,155	99,338	175,564
Net operating revenues	25,426	27,020	120,005	137,802

Operating expenses:
O&M	10,549	10,414	31,010	31,466
SG&A	7,955	7,609	26,397	23,164
DD&A	6,237	6,534	18,767	18,414
Total operating expenses	24,741	24,557	76,174	73,044
Operating income	$685	$2,463	$43,831	$64,758

CONTACT:
EQT Corporation
Analyst inquiries please contact:
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
Nate Tetlow – Manager, Investor Relations, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com